                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                INTERLEAF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                                INTERLEAF, INC.
                           TO BE HELD AUGUST 24, 1998

    The Annual Meeting of Stockholders (the "Annual Meeting") of Interleaf, Inc. (the "Company") will be held on Monday, August 24, 1998, at 10:00 a.m., local time, at the offices of the Company located at 62 Fourth Avenue, Waltham, Massachusetts, for the following purposes:

        1. To elect one Class II director, to hold office until the 2001 Annual Meeting of Stockholders and until his successor is elected and qualified.

        2. To consider and act upon a proposal to amend the Company's 1993 Director Stock Option Plan.

        3. To consider and act upon a proposal to adopt a new 1998 Employee Stock Purchase Plan.

        4. To ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent auditors for the 1999 fiscal year.

        5. To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on June 29, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                      By Order of the Board of Directors,

                                             [LOGO]

                                      Craig Newfield, Clerk

Waltham, Massachusetts

July 28, 1997

                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE CLERK OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                                INTERLEAF, INC.
                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interleaf, Inc., a Massachusetts corporation with its principal executive offices at 62 Fourth Avenue, Waltham, Massachusetts 02451 (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held on Monday, August 24, 1998, and at any adjournment thereof (the "Annual Meeting").

    The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. Certain of the Company's officers and other employees of the Company may solicit proxies by correspondence, telephone, telegraph and personal interviews, without extra compensation. The Company may also pay to banks, brokers, nominees, and other fiduciaries their reasonable expenses incurred in forwarding proxy materials to their principals. It is expected that the Notice of Annual Meeting, Proxy Statement and Proxy Card will be mailed to stockholders of the Company on or about July 28, 1998.

    Only stockholders of record at the close of business on June 29, 1998 (the "Record Date") will be entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 18,507,993 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"), 861,911 shares of the Company's Senior Series B Convertible Preferred Stock, $.10 par value per share ("Series B Stock"), and 1,010,348 shares of the Company's Series C Convertible Preferred Stock, $0.10 par value per share ("Series C Stock"). The Series B and Series C Stock are together referred herein as the "Voting Preferred Stock". Each share of (i) Common Stock is entitled to one vote per share, (ii) Series B Stock is entitled to 1.34375 votes per share, and (iii) Series C Stock is entitled to two votes per share. Therefore, the total number of votes eligible to be cast on the matters proposed herein for consideration at the Annual Meeting is 21,686,882. The 6% Convertible Preferred Stock, $.10 par value per share ("Series D Stock"), will not have any voting rights on the matters to be submitted to stockholders at the Annual Meeting.

    The enclosed proxy, if executed and returned, will be voted in accordance with the stockholder's instructions or, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. If any other matters shall properly come before the Annual Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Clerk of the Company a written revocation, by executing a subsequently dated proxy, or by attending in person and voting at the Annual Meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors presently consisting of three Class I, two Class II, and two Class III directors. At each annual meeting of stockholders, a class of directors is elected for a full term of three years to succeed those directors whose terms are expiring. Under the Company's Articles of Organization, as amended, the holders of Series B Stock, voting as a separate class, are entitled to elect one director, which position is presently held by Ms. Marcia Hooper.

    One of the Class II directors, Mr. George Potter, Jr., has indicated that he does not intend to stand for re-election. Accordingly, at the Annual Meeting, one Class II director will be elected to serve for a term of three years, until the 2001 Annual Meeting of Stockholders, and until his successor is duly elected and qualified. Mr. Jaime W. Ellertson has been nominated by the Board of Directors for election as the Class II director. Mr. Ellertson has indicated his willingness to serve if elected. If he is for any reason unavailable to serve, proxies may be voted for such other person as the Board of Directors may designate.

INFORMATION ON NOMINEE AND DIRECTORS

    Set forth below is certain biographical information with respect to the nominee, including the year in which the nominee's term would expire, if elected, and with respect to each of the Class I and Class III directors whose terms will continue after the Annual Meeting. The nominee for the Class II director is indicated by an asterisk.

                                                                                                            YEAR TERM
                                                                                                           EXPIRES, IF
                                                                                            DIRECTOR       ELECTED, AND
NAME                                       AGE                    POSITION                    SINCE           CLASS
-------------------------------------      ---      -------------------------------------  -----------  ------------------

*Jaime W. Ellertson..................          41   President and Chief Executive Officer        1997   2001-Class II

Frederick B. Bamber..................          55   Director                                     1984   1999-Class III

David A Boucher......................          47   Director                                     1981   1999-Class III

Marcia J. Hooper.....................          44   Director                                     1997   2000-Class I

Rory J. Cowan........................          44   Director                                     1997   2000-Class I

John A. Lopiano......................          59   Director                                     1998   2000-Class I

    JAIME W. ELLERTSON has served as President and Chief Executive Officer and a Director of the Company since January 1997. From July 1996 to January 1997, he served as Chairman of Purview Technologies, Inc., an internet monitoring, management and analysis company. Mr. Ellertson was President and Chief Executive Officer of Tartan, Inc., a developer of compilers, from January 1996 to June 1996. From July 1990 to December 1996, he served as President and Chief Executive Officer of Openware Technologies, a developer of software and provider of services.

    FREDERICK B. BAMBER has served as a director of the Company since 1984. Since January 1982, Mr. Bamber has served as a managing director of Applied Technology, a venture capital firm. Mr. Bamber also serves as a director of Information Storage Devices.

    DAVID A. BOUCHER has served as a director of the Company since 1981. Mr. Boucher was President of the Company from 1981 to October 1989, Chief Executive Officer from October 1989 to July 1992, and Chairman of the Board of Directors from October 1989 to March 1997. Since January 1993, he has served as a managing director of Applied Technology, a venture capital firm. Mr. Boucher also serves as a director of Pervasive Software, Inc. and Wang Laboratories.

    MARCIA J. HOOPER has served as a director of the Company since January 1997. Since May 1996, Ms. Hooper has served as a Vice President of Advent International Corporation, a venture capital company. From January 1994 to April 1997, she served as the general partner of Viking Capital/Claybrook Capital, a venture capital company. From January 1988 to December 1993, Ms. Hooper served as a general partner of Ampersand Ventures, a venture capital company. Ms. Hooper also serves as a director of Wang Laboratories, Inc. and Polymedica Corporation.

    RORY J. COWAN has served as a director of the Company since July 1996, and Chairman of the Board of Directors of the Company since March 1997. Since December 1997, Mr. Cowan has served as President and Chief Executive Officer of LioNBRIDGE Technologies, Inc., an information technology services firm specializing in the localization of software for the software industry. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to December 1996. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print related services, from January 1991 to December 1996. Mr. Cowan also serves as a director of NewsEdge, Inc.

    JOHN A. LOPIANO has served as a director of the Company since March 1998. Since 1995, Mr. Lopiano has served as Senior Vice President of Xerox Corporation and President of the Xerox Corporation Production Systems Group. He was President of the Xerox Corporation Printing Systems Division from 1992 to 1994. From 1965 to 1990, Mr. Lopiano held various positions with IBM Corporation. Mr. Lopiano also serves as a Trustee of Rochester Institute of Technology and as a Member of the Government Relations Committee and is Chairman of the Education Committee at such institution.

INFORMATION ON EXECUTIVE OFFICERS

    Set forth below are the name and age of each of the Company's executive officers, other than Mr. Ellertson, all positions and offices with the Company held by that executive officer, the term of office, principal occupation and business experience during the past five years, and the names of other publicly held companies of which such person serves as a director, if any.

    GARY PHILLIPS, 38, joined the Company as Vice President, Sales in June 1997. From June 1996 to June 1997, Mr. Phillips was Vice President, Sales at BBN Planet, where he was responsible for Internet solutions sales. From June 1993 to June 1994, Mr. Phillips held the position of Vice President of Sales and Marketing for Application Systems Group, a start-up software & systems integration company. From 1984 to June 1993, Mr. Phillips held several sales management positions, most recently as Director of Sales for U.S. Operations at Wang Laboratories, a computer manufacturer, software applications developer and services provider. From 1981 to 1984, Mr. Phillips was a sales consultant for NCR Corporation.

    CHRISTOPHER MCKEE, 39, joined the Company in May 1997 as Vice President of Europe, Middle East and Africa. From 1991 to May 1997, Mr. McKee held various management positions at Inference Corporation, a provider of knowledge management software and services, including Senior Vice President, International Operations (April 1995 to May 1997) and Vice President for Northern Europe (February 1994 to April 1995).

    JOHN PAVLOV, 42, joined Interleaf as Vice President of Engineering in August 1997. From January 1997 to August 1997, Mr. Pavlov was Vice President of Distributed Systems at Putnam Investments, an investment advisory firm. From March 1996 through January 1997, Mr. Pavlov was Vice President of Development at The Dodge Group, Inc., where he developed and maintained client/server financial applications and introduced object-oriented techniques. In April 1991, Mr. Pavlov founded OpenSoftWorks, which was later acquired by FlexiInternational, where he served as Vice President of Software Engineering through March 1996.

    MICHAEL L. TORTO, 36, joined the Company as Vice President, Marketing in April 1997. From April 1996 to April 1997, Mr. Torto was Chief Operating Officer at Ontos, Inc., an object database and object middleware technology company. From December 1995 to April 1996, Mr. Torto served as Director of Marketing for Intersolv's data access products division. From November 1994 to December 1995, Mr. Torto was Vice President of TechGnosis, Inc., a European-based software company in the database middleware market. From October 1991 to December 1994, Mr. Torto was Director of Product Marketing at Trinzic Corp., a manufacturer of client server software.

    PETER J. RICE, 45, joined the Company as Vice President of Finance and Administration, Chief Financial Officer ("CFO") and Treasurer in February 1998. From July 1995 to February 1998, Mr. Rice was Vice President, CFO and Treasurer for Media 100 Inc., a worldwide leader in digital video and multimedia software. From July 1990 to July 1995, Mr. Rice was Vice President, Corporate Controller and chief accounting officer of MA/Com, Inc. Prior thereto, Mr. Rice held senior finance and strategic planning positions with Apollo Computer, Inc., and Atex, Inc. He is a certified public accountant who began his career with Coopers & Lybrand.

    CRAIG NEWFIELD, 38, joined the Company as Vice President, General Counsel and Clerk in October 1997. From April 1996 through September 1997, Mr. Newfield served as General Counsel and Secretary of OneWave, Inc., a start-up internet software product and services vendor. From February 1993 to April 1996, Mr. Newfield served as in-house counsel for Marcam Corporation, a business application (ERP) software products and services vendor. From 1987 to 1993, Mr. Newfield was employed as an associate at two different Boston-area law firms.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held seven meetings during fiscal 1998. Each current director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of all committees of the Board of Directors on which he or she served.

    The Company has a standing Audit Committee of the Board of Directors, which during the last fiscal year was composed of George Potter, a director not standing for re-election, and Marcia Hooper. Mr. Lopiano is expected to be appointed to serve on the Audit Committee. The Audit Committee reviews the overall scope of and specific plans for the annual audit by the Company's independent auditors and the adequacy of the Company's internal controls, and considers and recommends the selection of the Company's independent auditors. The Audit Committee met four times during fiscal 1998.

    The Company also has a standing Compensation Committee of the Board of Directors, which is currently composed of Rory Cowan and Frederick Bamber. The Compensation Committee provides recommendations to the Board of Directors regarding compensation programs of the Company and administers the Company's 1993 and 1994 Stock Option Plans and 1987 Employee Stock Purchase Plan. The Compensation Committee met five times during fiscal 1998.

    The Company has no nominating or other standing committee.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information, as of June 29, 1998, with respect to the beneficial ownership of the Company's voting shares by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation" below (the "Named

Executive Officers"), (ii) all current directors and executive officers of the Company as a group, and (iv) each person known by the Company to beneficially own more than five (5%) percent of the outstanding shares of any voting class. This information is based upon information received from or on behalf of the individuals named therein or based on Schedule 13D and Schedule 13G filings they have made with the Securities and Exchange Commission. Unless otherwise indicated, each stockholder referred to herein has the sole voting and investment power over the shares listed.

                                                                         CLASS OF STOCK
                                   ------------------------------------------------------------------------------------------
                                          COMMON STOCK                                                 SERIES C STOCK
                                   ---------------------------          SERIES B STOCK          -----------------------------
                                      NO. OF                    ------------------------------     NO. OF
                                      SHARES                    NO. OF SHARES                      SHARES
     DIRECTORS, OFFICERS AND       BENEFICIALLY   % OF CLASS    BENEFICIALLY     % OF CLASS     BENEFICIALLY    % OF CLASS
         5% STOCKHOLDERS             OWNED(1)     OUTSTANDING       OWNED        OUTSTANDING       OWNED        OUTSTANDING
---------------------------------  ------------  -------------  -------------  ---------------  ------------  ---------------
DIRECTORS AND OFFICERS
Frederick B. Bamber..............       33,100(4)       *            --              --              --             --
David A. Boucher.................      201,844(5)         1.1%       --              --              --             --
George D. Potter, Jr.............      115,662(6)       *            --              --              --             --
Rory J. Cowan....................       70,000(7)       *            --              --              --             --
Marcia J. Hooper.................        5,000(8)       *            --              --              --             --
John A. Lopiano..................        3,000         *             --              --              --             --
Jaime W. Ellertson...............      205,975(9)         1.1%       --              --              --             --
Gary Phillips....................       37,500(10)       *           --              --              --             --
Christopher McKee................       37,500(11)       *           --              --              --             --
John Pavlov......................           --         *             --              --              --             --
Michael Torto....................       52,213(12)       *           --              --              --             --
Peter J. Rice....................        6,000         *             --              --              --             --
Craig Newfield...................           --         *             --              --              --             --
Robert R. Langer.................           --(13)       *           --              --              --             --
All current directors and
  executive officers as a group
  (13 persons)...................      767,794(14)         3.9%      --              --              --             --

5% STOCKHOLDERS
U.S. Trust Company
  of New York....................      997,600(15)        5.39%      --              --              --             --
  114 West 47th Street
  New York NY 10036-1532
GeoCapital LLC...................    2,031,200         10.98%        --              --              --             --
  767 Fifth Avenue, 45th Floor
  New York, NY 10153-4590
Advent International
  Corporation....................       --            --            861,911(16)          100%        --             --
  101 Federal Street
  Boston, MA 02110
Linder Investment Series Trust...       --            --             --              --           1,010,348(17)          100%
  7711 Carendolet Ave,
  Suite 700
  St. Louis, MO 63105

SIL Nominees Ltd.................       --            --             --              --              --             --
Leonardo, L.P....................       --            --             --              --              --             --
Olympus Securities, Ltd..........       --            --             --              --              --             --
The Tail Wind Fund Ltd...........       --            --             --              --              --             --
Deere Park Capital Mgmt., Inc....       --            --             --              --              --             --
Lakeshore International Ltd......       --            --             --              --              --             --
Bruce Newberg....................       --            --             --              --              --             --
Ramius Fund, Ltd.................       --            --             --              --              --             --
Nelson Partners..................       --            --             --              --              --             --
Cappello Capital Corp............       --            --             --              --              --             --


                                           SERIES D STOCK
                                   ------------------------------      % OF TOTAL
                                    NO. OF SHARES                        VOTING
     DIRECTORS, OFFICERS AND        BENEFICIALLY     % OF CLASS       CAPITAL STOCK
         5% STOCKHOLDERS                OWNED        OUTSTANDING   OUTSTANDING (2)(3)
---------------------------------  ---------------  -------------  -------------------
DIRECTORS AND OFFICERS
Frederick B. Bamber..............        --              --                 *
David A. Boucher.................        --              --                 *
George D. Potter, Jr.............        --              --                 *
Rory J. Cowan....................        --              --                 *
Marcia J. Hooper.................        --              --                 *
John A. Lopiano..................        --              --                 *
Jaime W. Ellertson...............        --              --                 *
Gary Phillips....................        --              --                 *
Christopher McKee................        --              --                 *
John Pavlov......................        --              --                 *
Michael Torto....................        --              --                 *
Peter J. Rice....................        --              --                 *
Craig Newfield...................        --              --                 *
Robert R. Langer.................        --              --                 *
All current directors and
  executive officers as a group
  (13 persons)...................        --              --                   3.4%
5% STOCKHOLDERS
U.S. Trust Company
  of New York....................        --              --                  4.60%
  114 West 47th Street
  New York NY 10036-1532
GeoCapital LLC...................        --              --                  9.37%
  767 Fifth Avenue, 45th Floor
  New York, NY 10153-4590
Advent International
  Corporation....................        --              --                  5.34%
  101 Federal Street
  Boston, MA 02110
Linder Investment Series Trust...        --              --                  9.32%
  7711 Carendolet Ave,
  Suite 700
  St. Louis, MO 63105
SIL Nominees Ltd.................         1,500           20.10%           --
Leonardo, L.P....................           950(18)       12.73%           --
Olympus Securities, Ltd..........           550(19)        7.37%           --
The Tail Wind Fund Ltd...........           500            6.70%           --
Deere Park Capital Mgmt., Inc....           500            6.70%           --
Lakeshore International Ltd......           500            6.70%           --
Bruce Newberg....................           500(20)        6.70%           --
Ramius Fund, Ltd.................           500(21)        6.70%           --
Nelson Partners..................           450(22)        6.03%           --
Cappello Capital Corp............           863(23)       11.56%           --

------------------------

*   Indicates less than 1%

 (1) Does not include shares of Common Stock beneficially owned by virtue of right to convert shares of Preferred Stock listed in other columns. In addition, none of the beneficial ownership or option numbers in this Proxy Statement include any shares which may be purchasable under the Company's 1987 Employee Stock Purchase Plan.

 (2) Each share of Series B Stock has 1.34375 votes per share and is convertible into that number of shares of Common Stock. Each share of Series C stock has two votes per share but is convertible into four shares of Common Stock. The percentage of total voting power of Series C Stock is calculated on the basis of two votes per share.

 (3) Each share of Series D Stock may be converted into a number of shares of Common Stock which depends on the trading prices of the Common Stock during the 22 trading day period prior to the date of conversion. As of June 29, 1998, each Series D holder had the right to convert not more than 60% of his or her Series D Stock into Common Stock. If each holder of Series D Stock had converted all shares possible on June 29, 1998 based upon the conversion price formula as of that date, then approximately 2.9 million shares of Common Stock in the aggregate would have been issuable. As of June 29, 1998, the total number of shares of Common Stock which had actually been issued upon conversion of Series D Stock was 67,323 shares. The number of shares of Common Stock issuable upon conversion of the Series D Stock which is convertible within 60 days after June 29, 1998 depends upon the trading prices of the Common Stock during such 60-day period, and is not presently determinable. The Series D Stock has no voting power, except (i) as to whether a consolidation or merger of the Company or a sale of all or substantially all of its assets will constitute a liquidation or winding-up of the Company for purposes of determining if such stock is entitled to its liquidation preference, or (ii) as provided by law. The Series D shares have no right to vote on any Proposal contained herein.

 (4) Includes 25,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

 (5) Includes 5,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

 (6) Includes 10,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

 (7) Includes 60,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

 (8) Includes 5,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998. Does not include 861,911 shares of Series B Stock listed as beneficially owned by Advent International Corporation, in which Ms. Hooper serves as Vice President.

 (9) Includes 181,250 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

(10) Includes 37,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

(11) Includes 37,500 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

(12) Includes 50,000 shares of Common Stock issuable pursuant to options which are exercisable within 60 days after June 29, 1998.

(13) Mr. Langer resigned from all positions with the Company effective as of March 31, 1998.

(14) Includes an aggregate of 465,450 shares issuable upon exercise of options held by five directors and four executive officers which are exercisable within 60 days after June 29, 1998. Does not include any Series B Stock beneficially owned by Advent International Corporation, of which Ms. Marcia Hooper (a director of the Company) serves as Vice President.

(15) U.S. Trust Company of New York has shared voting power over this amount.

(16) Represents shares of Series B Stock beneficially held by various limited partnerships of which Advent International Corporation is either the general partner or a general partner of the general partner ("Advent"). These shares are currently convertible into an aggregate of 1,158,193 shares of Common Stock.

(17) Represents shares of Series C Stock beneficially held by Lindner Investment Series Trust on behalf of the Lindner Growth Fund (505,174 shares) and the Lindner Dividend Fund (505,174 shares), each of which is a registered investment company, for both of which Ryback Management Corporation serves as investment advisor. Each share of Series C Stock is convertible into four shares of Common Stock at any time (or an aggregate of 4,041,392 shares of Common Stock). Upon conversion into Common Stock, each such stockholder shall be entitled to one vote for each share of Common Stock.

(18) Does not include 1,150 shares of Series D Stock held of record by other investment funds which are advised by investment advisors which have officers in common with Leonardo L.P.'s advisor.

(19) Does not include 450 shares of Series D Stock held of record by Nelson Partners, an officer of which also serves as a director of Olympus Securities.

(20) Mr. Newberg serves as trustee of the Bruce Newberg Trust, which holds 500 shares of Series D Stock.

(21) Does not include 1,900 shares of Series D Stock held of record by other investment funds which are advised by investment advisors which have officers in common with Ramius Fund. Ltd.'s advisor.

(22) Does not include 550 shares held of record by Olympus Securities, Ltd., a director of which also serves as an officer of Nelson Partners.

(23) Includes warrants to purchase 763 shares of Series D Stock issued to Cappello Capital Corp., which acted as the placement agent of the Series D Stock. These warrants are immediately exercisable, and have been assigned to principals of the placement agent and their family members. Also includes 50 shares held of record by Linda Cappello and 50 shares held of record by Gerald Cappello, officers in Cappello Capital Corp. Does not include 200 shares held of record by Laredo Capital Partners in which Lawrence K. Fleischman, an officer of Cappello Capital Corp., is a partner, and 100 shares held of record by NY-DBL Diamond Group, in which Mr. Fleischman also serves as partner.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation during the last three fiscal years of (i) the Chief Executive Officer of the Company, and (ii) the executive officers of the Company, other than the Chief Executive Officer, who were serving as executive officers during or at the end of the last fiscal year, whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last fiscal year and certain other executive officers (all of the officers listed in the table being hereafter collectively referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                                   ------------------------------------------           AWARDS
          NAME AND PRINCIPAL                           (1)          (2)        OTHER ANNUAL      SECURITIES UNDERLYING
               POSITION                   YEAR      SALARY($)    BONUS($)    COMPENSATION ($)         OPTIONS(#)
--------------------------------------  ---------  -----------  -----------  ----------------  -------------------------

Jaime W. Ellertson(4).................       1998   $ 300,000    $  50,769              --                    --
  President and Chief Executive              1997      91,923       12,692              --               725,000
  Officer                                    1996          --           --              --                    --

Gary Phillips.........................       1998   $ 122,885    $  63,347              --               150,000
  Vice President, Sales                      1997          --           --              --                    --
                                             1996          --           --              --                    --

Christopher McKee.....................       1998   $ 139,033    $  85,727      $ 25,450(5)              150,000
  Vice President, Europe, Middle East        1997          --           --                                    --
  and Africa                                 1996                       --                                    --

John A. Pavlov........................       1998   $  85,000    $  24,723              --               130,000
  Vice President, Engineering                1997          --           --              --                    --
                                             1996          --           --              --                    --

Michael Torto.........................       1998   $ 158,654    $  57,250              --               200,000
  Vice President, Marketing                  1997          --           --              --                    --
                                             1996          --           --              --                    --

Peter J. Rice(6)......................       1998   $  58,384    $  35,510              --               225,000
  Vice President, CFO and Treasurer          1997          --           --              --                    --
                                             1996          --           --              --                    --

Craig Newfield........................       1998   $  50,353    $  15,000              --               125,000
  Vice President, General Counsel and        1997          --           --              --                    --
  Clerk                                      1996          --           --              --                    --

Robert Langer(7)......................       1998   $ 174,100    $  24,287              --                    --
  Formerly Vice President, CFO and           1997   50,400 --        6,000              --                50,000
  Treasurer                                  1996                       --              --                    --


          NAME AND PRINCIPAL               OTHER (3)
               POSITION                  COMPENSATION
--------------------------------------  ---------------
Jaime W. Ellertson(4).................     $   9,307
  President and Chief Executive                2,334
  Officer                                         --
Gary Phillips.........................     $   7,782
  Vice President, Sales                           --
                                                  --
Christopher McKee.....................     $   3,298
  Vice President, Europe, Middle East             --
  and Africa                                      --
John A. Pavlov........................     $   6,062
  Vice President, Engineering                     --
                                                  --
Michael Torto.........................     $   9,049
  Vice President, Marketing                       --
                                                  --
Peter J. Rice(6)......................     $   1,533
  Vice President, CFO and Treasurer               --
                                                  --
Craig Newfield........................     $   4,686
  Vice President, General Counsel and             --
  Clerk                                           --
Robert Langer(7)......................     $     889
  Formerly Vice President, CFO and               869
  Treasurer                                       --

------------------------

(1) Salary includes amounts deferred pursuant to the Company's 401(k) Savings Plan, and amounts withheld pursuant to the Company's Employee Stock Purchase Plan.

(2) Amounts shown are awards made under the Company's corporate bonus program, which amounts are earned and accrued during the fiscal years indicated and may be paid subsequent to the end of each fiscal year.

(3) Amounts shown are Company contributions under employee benefit plans (medical, dental, life insurance, accidental death and disability insurance and long-term disability insurance).

(4) Mr. Ellertson joined the Company and was elected President, Chief Executive Officer, and a Director in January 1997. The salary amount for fiscal 1997 includes $40,752 relating to travel and relocation expenses reimbursed in connection with his employment agreement with the Company.

(5) Represents payments received for automobile expense allowance.

(6) Bonus amount includes $30,000 paid to Mr. Rice in connection with his employment by the Company.

(7) Mr. Langer resigned as Vice President, Chief Financial Officer and Treasurer of the Company as of March 31, 1998. The salary amount reflected for fiscal 1998 includes a salary reduction from

    January 1, 1998 through March 31, 1998 to reflect Mr. Langer's reduced responsibilities during this time period, and the bonus amount includes a payment of $20,950 made to Mr. Langer in exchange for the cancellation of his vested stock options.

    The following table sets forth certain information with respect to the grant of stock options to the Named Executive Officers during fiscal 1998:

                       OPTIONS GRANTS IN FISCAL YEAR 1998

                                                                INDIVIDUAL GRANTS
                                           ------------------------------------------------------------  POTENTIAL REALIZABLE
                                             NUMBER OF    PERCENT OF TOTAL                                 VALUE AT ASSUMED
                                            SECURITIES         OPTIONS                                   ANNUAL RATES OF STOCK
                                            UNDERLYING       GRANTED TO       EXERCISE OR                 PRICE APPRECIATION
                                              OPTIONS         EMPLOYEES       BASE PRICE    EXPIRATION    FOR OPTION TERM(3)
NAME                                       GRANTED(#)(1)  IN FISCAL YEAR(2)    ($/SHARE)       DATE       5% ($)     10% ($)
-----------------------------------------  -------------  -----------------  -------------  -----------  ---------  ----------
Jaime W. Ellertson.......................       --               --               --            --          --          --
Gary Phillips............................      150,000             6.57%            1.25        6/4/07     117,918     298,827
Christopher McKee........................      150,000             6.57%            1.19       5/27/07     111,975     283,766
John A. Pavlov...........................      130,000             5.70%            2.75      10/15/07     224,830     569,763
Michael Torto............................      200,000             8.76%           0.938       4/29/07     117,981     298,986
Peter J. Rice (4)........................      225,000             9.86%           3.125       2/23/08     442,192   1,120,600
Craig Newfield...........................      125,000             5.48%            2.75      10/15/07     216,183     547,849
Robert Langer (5)........................       --               --               --            --          --          --

------------------------

(1) All option grants described above become vested in four equal annual installments, commencing one year after the date of grant. The Company's 1993 and 1994 Stock Option Plans ("Stock Option Plans") provide that the exercise price of each option must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted. Pursuant to the terms of the Stock Option Plans, the options held by all employees, including the above-mentioned executives, become exercisable in full upon a change in control. See "Severance and Change in Control."

(2) During the fiscal year ended March 31, 1998, the Company granted options under its Stock Option Plans to its employees to purchase a total of approximately 2,282,000 shares of Common Stock and canceled options to purchase approximately 942,000 shares of Common Stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and, are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock.

(4) Granted pursuant to the 1998 Key Man Stock Option Plan and Agreement, of which Mr. Rice is the only participant, and which provides that the exercise price of each option must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted. This option becomes exercisable in full upon a change in control. See "Severance and Change in Control."

(5) Mr. Langer resigned from all positions with the Company effective as of March 31, 1998.

    The following table sets forth, for each of the Named Executive Officers, the number of stock options exercised during fiscal 1998, the value realized upon exercise, the total number of unexercised options held at March 31, 1998, and the aggregate value of in the money options held at fiscal year end.

        AGGREGATED OPTION EXERCISES IN FY 1998 AND FY-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED            IN-THE-MONEY
                                 SHARES                       OPTIONS AT FY-END (#)        OPTIONS AT FY-END ($)
                                ACQUIRED         VALUE            EXERCISABLE/                 EXERCISABLE/
NAME                         ON EXERCISE(#)   REALIZED($)         UNEXERCISABLE                UNEXERCISABLE
---------------------------  ---------------  -----------  ---------------------------  ---------------------------
Jaime W. Ellertson.........        --             --            181,250 / 543,750           $249,763 / 740,288
Gary Phillips..............        --             --            37,500 / 112,500             82,050 / 246,150
Christopher McKee..........        --             --            37,500 / 112,500             84,413 / 253,238
John A. Pavlov.............        --             --               0 / 130,000                  0 / 89,440
Michael Torto..............        --             --            50,000 / 150,000             125,000 / 375,000
Peter J. Rice..............        --             --               0 / 225,000                  0 / 70,425
Craig Newfield.............        --             --               0 / 125,000                  0 / 86,000
Robert Langer (2)..........        --             --               50,000 / 0                   71,900 / 0

------------------------

(1) Based upon the $3.438 closing price of the Company's Common Stock on March 31, 1998 on the Nasdaq National Market, minus the applicable option exercise price.

(2) Mr. Langer resigned from all positions with the Company effective as of March 31, 1998. Pursuant to an agreement entered into in connection with the termination of his employment, Mr. Langer agreed to cancel a vested option to purchase 50,000 shares upon payment to him of $20,950.

EMPLOYMENT AGREEMENTS

    The Company entered into letter agreements with each of the currently employed Named Executive Officers in connection with their hiring. These agreements generally provide for base salary, an annual bonus based on achievement of certain objectives, and other fringe benefits. The letter agreement with Mr. Ellertson provides for a base salary of $300,000, a bonus upon the achievement of certain revenue and cash objectives, the award of options to purchase 725,000 shares of Common Stock (subject to certain terms and conditions contained therein), and severance pay equal to one year's base salary for termination without cause. In May, 1998, Mr. Ellertson's letter agreement was amended to reduce his base salary from $300,000 to $275,000 and increase his potential cash bonus from $75,000 to $125,000. In addition, Mr. Ellertson's agreement, as amended, provides that he shall be entitled to severance pay equal to one year of his base salary plus his annual bonus as pro-rated to the date of termination. The agreements with each of the other Named Executive Officers, other than Mr. Torto and Mr. Pavlov, provide that the officer is eligible to receive six months' notice or severance pay if terminated by the Company without cause.

SEVERANCE PLAN UPON CHANGE OF CONTROL

    Executive officers and all other officers of the Company are covered by the Company's Officer Severance Benefit Plan (the "Severance Plan"). Adopted by the Board of Directors effective in 1989, the Severance Plan provides that if any vice president or more senior officer or the General Counsel, Controller or Treasurer loses his employment with the Company, or has his responsibilities significantly diminished, during a one year period after a "change in control of the Company," that officer will be entitled to receive an amount equal to his then total annual compensation. For purposes of the Severance

Plan, a "change in control" occurs if (a) an individual by himself or in affiliation with others shall acquire, directly or indirectly, 25% or more of the combined voting power of Company's outstanding securities, or causes the replacement of a majority of the incumbent Board of Directors of the Company,
(b) the Company is merged or reorganized into or with another entity, resulting in previous stockholders of the Company holding less than 80% of the combined voting power of the outstanding securities of the resulting entity, or (c) the Company is liquidated or substantially all of its assets are sold.

    In addition, all options held by all employees, including Named Executive Officers, become exercisable in full upon a "change in control."

    Mr. Langer joined the Company in January 1997 as its Vice President and Chief Financial Officer, and resigned from all positions in the Company effective March 31, 1998. From January through March 1998, Mr. Langer's salary was reduced to reflect his reduced responsibilities during the transition. In June 1997 Mr. Langer agreed to cancel a vested stock option to purchase 50,000 shares upon the payment by the Company of $20,950.

COMPENSATION OF DIRECTORS

    Through November 1997, nonemployee directors of the Company received $1,000 for each Board of Directors and Audit Committee meeting attended. In addition, each nonemployee director received an annual stipend of $6,000 per year, payable in four equal quarterly payments. Effective December 1, 1997, each nonemployee director's meeting fee was reduced from $1,000 to $500 for each meeting or series of meetings attended in person or via telephone on a given day, and the annual stipend was reduced from $6,000 to of $5,000, all payable within 30 days following the Company's fiscal year end, but the number of stock options which he or she might receive was increased. For a description of the stock options received by directors, see Proposal No. 2, relating to the amendment of the 1993 Director Stock Option Plan. Members of the Board of Directors are also reimbursed for reasonable out-of-pocket expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding executive compensation are made by the Compensation Committee of the Board of Directors, which is composed of Rory J. Cowan and Frederick B. Bamber. Mr. Cowan served for two months as the Company's interim President from November 15, 1996 to January 24, 1997, for which he received a salary of $18,000. Except for Mr. Cowan's services as interim President, neither Mr. Cowan nor Mr. Bamber is or has ever been an officer or employee of the Company or any of its subsidiaries.

REPORT ON REPRICING OF OPTIONS

    On June 20, 1997, the members of the Compensation Committee met to determine the need to reprice the Company's outstanding stock options for employees and officers. The Company's stock price had dropped from a trading range of $6-$8 during 1995 - 1996 to a trading range of $1.00 - $1.50 per share in June 1997, reflecting the continued decline in Company revenues and a $29.6 million loss for fiscal 1997. As a result, all options granted in the preceding two years to employees and officers, including options which had been repriced in September 1996, were at an exercise price significantly above the Company's then current stock price, and had lost any value as a retention tool. The Compensation Committee also reviewed the effect on morale of the prior corporate reorganizations and layoffs, and the employment of a new management team which had started with the hiring of Messrs. Ellertson, Torto, Phillips and Langer. The Compensation Committee was also aware of the current strong job market in high technology, and feared significant voluntary departures of key employees.

    Given the foregoing factors, the Compensation Committee recognized the need to provide incentives to retain its employees and officers, and to attract additional senior managers to stabilize the Company. The Committee therefore adopted a repricing program, whereby outstanding options held by employees and officers would be eligible to be repriced at $1.25 per share, the closing market price on the Nasdaq National Market on June 20, 1997. The vesting period for these repriced options was not restarted in connection with this repricing. However, the Company did require that no repriced option be exercised prior to June 20, 1998 and that the option holder had to be employed with the Company on that date in order to exercise his repriced option. Mr. Jaime Ellertson, the Company's President had an option repriced under this program.

                             COMPENSATION COMMITTEE
                     Frederick B. Bamber and Rory J. Cowan

    The following table summarizes all repricings of options held by any executive officer of the Company during the last ten fiscal years.

                           TEN-YEAR OPTION REPRICINGS

                                                           NUMBER OF        MARKET          EXERCISE
                                                          SECURITIES       PRICE OF           PRICE
                                                          UNDERLYING       STOCK AT          AT TIME          NEW
                                                            OPTIONS         TIME OF            OF          EXERCISE
NAME                                            DATE     REPRICED (#)    REPRICING ($)    REPRICING ($)    PRICE ($)
--------------------------------------------  ---------  -------------  ---------------  ---------------  -----------
NAMED EXECUTIVE OFFICERS AND CURRENT
  OFFICERS
Jaime W. Ellertson, President & CEO.........    6/20/97      725,000       $    1.25        $    2.06      $    1.25

FORMER EXECUTIVE OFFICERS
Mark H. Cieplik, Vice President, Americas...    4/27/95      110,000       $    2.56        $    5.50      $    2.56
Stephen J. Hill, Vice President, Europe.....     8/3/94        8,000       $    2.75        $    6.75      $    2.75
                                                 8/3/94        2,000       $    2.75        $    6.75      $    2.75
                                                4/27/95       85,000       $    2.56        $    5.50      $    2.56
John K. Hyvnar, General Counsel and Clerk...   10/31/88        2,000       $    7.38        $   16.13      $    7.38
                                               10/31/88        1,500       $    7.38        $   15.63      $    7.38
                                                11/2/90        1,500       $    3.13        $    7.38      $    3.13
                                                11/2/90       17,000       $    3.13        $    7.75      $    3.13
                                                11/2/90        2,000       $    3.13        $    7.38      $    3.13
                                                11/2/90        5,000       $    3.13        $    3.38      $    3.13
                                                 4/8/93        8,000       $    2.56        $    8.25      $    2.56
                                                4/14/94        6,000       $    2.56        $    6.75      $    2.56
                                                 8/3/94        8,000       $    2.75        $    8.25      $    2.75
                                                 8/3/94        6,000       $    2.75        $    6.75      $    2.75
                                                1/23/96        5,000       $    2.56        $    7.37      $    2.56
                                                 5/3/96       15,000       $    2.56        $    8.25      $    2.56
William W. Barnes, VP of Human Resources....   10/31/88        6,000       $    7.38        $   14.63      $    7.38
                                                11/2/90        5,000       $    3.13        $    7.75      $    3.13
                                                11/2/90        2,000       $    3.13        $    8.38      $    3.13
                                                11/2/90        6,000       $    3.13        $    7.38      $    3.13

                                                  LENGTH OF
                                                  ORIGINAL
                                                 OPTION TERM
                                                REMAINING AT
                                                    DATE
                                                OF REPRICING
NAME                                               (YEARS)
--------------------------------------------  -----------------
NAMED EXECUTIVE OFFICERS AND CURRENT
  OFFICERS
Jaime W. Ellertson, President & CEO.........            9.6
FORMER EXECUTIVE OFFICERS
Mark H. Cieplik, Vice President, Americas...            8.4
Stephen J. Hill, Vice President, Europe.....              9
                                                        9.7
                                                        8.4
John K. Hyvnar, General Counsel and Clerk...            8.8
                                                        9.6
                                                        7.6
                                                        8.8
                                                        6.8
                                                         10
                                                        9.4
                                                        9.4
                                                        8.7
                                                        9.7
                                                        9.7
                                                        9.5
William W. Barnes, VP of Human Resources....            8.5
                                                        8.8
                                                        8.4
                                                        6.5

                                                           NUMBER OF        MARKET          EXERCISE
                                                          SECURITIES       PRICE OF           PRICE
                                                          UNDERLYING       STOCK AT          AT TIME          NEW
                                                            OPTIONS         TIME OF            OF          EXERCISE
NAME                                            DATE     REPRICED (#)    REPRICING ($)    REPRICING ($)    PRICE ($)
--------------------------------------------  ---------  -------------  ---------------  ---------------  -----------
Lawrence S. Bohn, Sr. VP of Marketing and
  Business Development......................   10/31/88        3,000       $    7.38        $   16.50      $    7.38
                                                11/2/90        5,000       $    3.13        $    6.63      $    3.13
                                                11/2/90        2,000       $    3.13        $    8.38      $    3.13
                                                11/2/90       10,000       $    3.13        $    8.38      $    3.13
                                                11/2/90        3,000       $    3.13        $    7.38      $    3.13
                                                 8/3/94       20,000       $    2.75        $   10.63      $    2.75
                                                 8/3/94        7,000       $    2.75        $    4.50      $    2.75
                                                 8/3/94       10,000       $    2.75        $    9.00      $    2.75
                                                 8/3/94       10,000       $    2.75        $    6.75      $    2.75
David A. Boucher, President and Chief
  Executive Officer.........................    3/20/89       40,000       $    8.38        $   14.63      $    8.38
                                                11/2/90       44,800       $    3.13        $    8.38      $    3.13
David J. Collard, Sr. VP of Finance and
  Administration and Chief Financial
  Officer...................................    11/2/90       75,000       $    3.13        $    7.75      $    3.13
David L. Cross, Treasurer...................   10/31/88       10,000       $    7.38        $   10.13      $    7.38
                                                11/2/90       10,000       $    3.13        $    7.38      $    3.13
Stephen J. Cummings, VP of International
  Operations................................    11/2/90        5,000       $    3.13        $    8.13      $    3.13
                                                11/2/90        5,000       $    3.13        $    8.38      $    3.13
                                                11/2/90        2,400       $    3.13        $    8.13      $    3.13
                                                11/2/90        1,500       $    3.13        $    4.50      $    3.13
                                                11/2/90        1,500       $    3.13        $    4.50      $    3.13
                                                11/2/90        3,000       $    3.13        $    4.00      $    3.13
Richard P. Delio, Sr. VP of Finance and
  Administration and Chief Financial
  Officer...................................     8/3/94      100,000       $    2.75        $    7.00      $    2.75
                                                 8/3/94       15,000       $    2.75        $    6.75      $    2.75
M. David Downs, VP of Manufacturing.........   10/31/88        2,000       $    7.38        $   16.13      $    7.38
                                               10/31/88        5,000       $    7.38        $   10.13      $    7.38
Stanley C. Douglas, Sr. VP, Software
  Operations................................     2/6/96      100,000       $    2.56        $    7.37      $    2.56
Frederick J. Egan, VP of
  Asia/Pacific/Japan........................   10/31/88        7,500       $    7.38        $   19.38      $    7.38
                                                11/2/90       25,000       $    3.13        $    5.13      $    3.13
                                                11/2/90       25,000       $    3.13        $    8.13      $    3.13
                                                11/2/90       10,000       $    3.13        $    8.38      $    3.13
                                                11/2/90        7,500       $    3.13        $    7.38      $    3.13
                                                11/2/90        5,000       $    3.13        $    4.50      $    3.13
                                                 8/3/94       10,000       $    2.75        $    6.75      $    2.75
Paul English, Sr. VP of Product
  Management................................    11/2/90        1,500       $    3.13        $    6.63      $    3.13
                                                11/2/90        1,000       $    3.13        $    8.38      $    3.13
                                                 8/3/94        5,000       $    2.75        $   10.63      $    2.75
                                                 8/3/94       10,000       $    2.75        $    9.88      $    2.75
                                                 8/3/94        7,000       $    2.75        $    8.25      $    2.75
                                                 8/3/94       40,000       $    2.75        $    7.00      $    2.75
Harry A. George, VP of Finance..............    3/20/89       30,000       $    8.38        $   14.63      $    8.38
Ed Koepfler, President and Chief Executive
  Officer...................................   10/27/94      325,000       $    2.56        $    3.75      $    2.56
                                               10/27/95       75,000       $    2.56        $    5.37      $    2.56
G. Gordon M. Large, Executive Vice President
  and Chief Financial Officer...............     6/5/95      225,000       $    2.56        $    6.00      $    2.56

                                                  LENGTH OF
                                                  ORIGINAL
                                                 OPTION TERM
                                                REMAINING AT
                                                    DATE
                                                OF REPRICING
NAME                                               (YEARS)
--------------------------------------------  -----------------
Lawrence S. Bohn, Sr. VP of Marketing and
  Business Development......................            8.7
                                                        9.4
                                                        8.4
                                                        8.1
                                                        6.7
                                                        7.7
                                                        1.7
                                                        8.8
                                                        9.7
David A. Boucher, President and Chief
  Executive Officer.........................            8.1
                                                        6.5
David J. Collard, Sr. VP of Finance and
  Administration and Chief Financial
  Officer...................................            8.8
David L. Cross, Treasurer...................            9.8
                                                        7.8
Stephen J. Cummings, VP of International
  Operations................................            8.6
                                                        8.4
                                                        5.8
                                                        5.5
                                                        5.1
                                                        4.1
Richard P. Delio, Sr. VP of Finance and
  Administration and Chief Financial
  Officer...................................            9.7
                                                        9.7
M. David Downs, VP of Manufacturing.........            8.8
                                                        9.8
Stanley C. Douglas, Sr. VP, Software
  Operations................................            8.5
Frederick J. Egan, VP of
  Asia/Pacific/Japan........................            9.4
                                                        9.8
                                                        8.6
                                                        8.4
                                                        7.4
                                                          5
                                                        9.7
Paul English, Sr. VP of Product
  Management................................            9.4
                                                        8.4
                                                        7.7
                                                        8.1
                                                        8.7
                                                        9.6
Harry A. George, VP of Finance..............            8.1
Ed Koepfler, President and Chief Executive
  Officer...................................            8.2
                                                        9.2
G. Gordon M. Large, Executive Vice President
  and Chief Financial Officer...............            8.7

                                                           NUMBER OF        MARKET          EXERCISE
                                                          SECURITIES       PRICE OF           PRICE
                                                          UNDERLYING       STOCK AT          AT TIME          NEW
                                                            OPTIONS         TIME OF            OF          EXERCISE
NAME                                            DATE     REPRICED (#)    REPRICING ($)    REPRICING ($)    PRICE ($)
--------------------------------------------  ---------  -------------  ---------------  ---------------  -----------
Robert T. Maher, Vice President,
  Engineering...............................     8/3/94       25,000       $    2.75        $    7.25      $    2.75
                                                4/22/95       70,000       $    2.56        $    5.50      $    2.56
Edward Mallen, Vice President of U.S.
  Sales.....................................   10/31/88        3,000       $    7.38        $   14.63      $    7.38
                                                11/2/90       20,000       $    3.13        $    7.38      $    3.13
                                                11/2/90        3,000       $    3.13        $    7.38      $    3.13
Michael Mark, VP of Systems Integration.....    3/20/89        4,000       $    8.38        $   14.63      $    8.38
Stephen D. Pelletier, VP of Engineering.....   10/31/88       30,000       $    7.38        $   12.38      $    7.38
                                                11/2/90       30,000       $    3.13        $    6.63      $    3.13
                                                11/2/90       30,000       $    3.13        $    7.38      $    3.13
George D. Potter, Jr., Sr. VP of Sales
  Operations................................    3/20/89       30,000       $    8.38        $   14.63      $    8.38
Mark K. Ruport, President and Chief
  Executive Officer.........................    11/2/90       75,000       $    3.13        $    5.38      $    3.13
Steven M. Schwartz, VP of Marketing.........   10/31/88        6,000       $    7.38        $   14.63      $    7.38
                                               10/31/88        6,000       $    7.38        $   10.13      $    7.38
Andrew J Van Abs, VP of Engineering
  Peripherals Technology....................   10/31/88       10,000       $    7.38        $   13.50      $    7.38
                                                11/2/90        7,500       $    3.13        $    6.63      $    3.13
                                                11/2/90        5,000       $    3.13        $    7.75      $    3.13
                                                11/2/90        5,000       $    3.13        $    7.38      $    3.13
                                                11/2/90       10,000       $    3.13        $    7.38      $    3.13
George R. Vaughn, Controller................   10/31/88        6,000       $    7.38        $   14.63      $    7.38
Robert K. Weiler, President and Chief
  Operating Officer.........................    11/2/90      125,000       $    3.13        $    6.75      $    3.13
Haviland Wright, Sr. VP and Chief
  Scientist.................................     8/3/94       60,000       $    2.75        $    6.75      $    2.75
                                                 8/3/94        7,500       $    2.75        $    6.75      $    2.75

                                                  LENGTH OF
                                                  ORIGINAL
                                                 OPTION TERM
                                                REMAINING AT
                                                    DATE
                                                OF REPRICING
NAME                                               (YEARS)
--------------------------------------------  -----------------
Robert T. Maher, Vice President,
  Engineering...............................            9.7
                                                        9.5
Edward Mallen, Vice President of U.S.
  Sales.....................................            8.5
                                                          8
                                                        6.5
Michael Mark, VP of Systems Integration.....            8.1
Stephen D. Pelletier, VP of Engineering.....            9.7
                                                        9.4
                                                        7.7
George D. Potter, Jr., Sr. VP of Sales
  Operations................................            8.1
Mark K. Ruport, President and Chief
  Executive Officer.........................            9.5
Steven M. Schwartz, VP of Marketing.........            8.5
                                                        9.8
Andrew J Van Abs, VP of Engineering
  Peripherals Technology....................            9.1
                                                        9.4
                                                        8.8
                                                          8
                                                        7.1
George R. Vaughn, Controller................            8.5
Robert K. Weiler, President and Chief
  Operating Officer.........................            8.9
Haviland Wright, Sr. VP and Chief
  Scientist.................................              9
                                                        9.7

COMPENSATION COMMITTEE REPORT

    During fiscal 1998, the Compensation Committee's philosophy was to base executive salaries on salaries offered to executives in comparably sized software companies. In addition, the Compensation Committee believed that targeted bonuses should equal approximately 30-40% of the executive's compensation and that stock options should be used to align executives with the long-term interests of the stockholders. Given the Company's declining revenues, the Compensation Committee believed that cash should be preserved if possible, and relatively large stock option grants would be required to be granted to attract and retain qualified executives by providing significant potential for earnings should the Company perform well.

    The Company began fiscal 1998 in transition. Mr. Ellertson, who joined the Company in January 1997, had to hire an entirely new senior management staff during fiscal 1998. Mr. Ellertson received an annual salary of $300,000 through fiscal 1998, with the grant of an option to purchase 725,000 shares at an exercise price of $2.06 per share, the Company's closing price on the date of his election. The large option grant was given to Mr. Ellertson to attract him to join the Company, given the competitive environment for high technology executives, and to highly incent him to maximize stockholder value. Mr. Ellertson also was given the potential to earn a cash bonus of up to $75,000 if certain quarterly and annually goals were met. These goals were based on the Company achieving targeted earnings, product revenue, total revenue, and cash position. The remaining members of the senior management team received a similar opportunity based on the same targets. The Compensation Committee believed that all senior managers would be aligned in maximizing the Company's value.

    During fiscal 1998, the Company reported four consecutive profitable quarters, and the Company's cash position improved. In September 1997, the Company obtained $6.8 million in financing from the sale of the Series D Stock. On the other hand, overall Company revenues have continued to decline. In the first quarter of fiscal 1999, the Compensation Committee reviewed Mr. Ellertson's performance, and commissioned an independent study of CEO compensation in comparable companies. Based on the Company's performance, the Compensation Committee determined that Mr. Ellertson should be awarded a cash bonus of approximately $63,500 for the first five quarters of his tenure (January 1997 through March 1998). This reflected the substantially positive performance in terms of profitability and cash position, but some disappointment with revenues. Based on the compensation study, the Compensation Committee believed that Mr. Ellertson's cash compensation should consist of a greater proportion of bonus as compared to salary. Accordingly, Mr. Ellertson's salary was reduced commencing July 1, 1998 to $275,000, and his potential cash bonus was increased to $125,000.

    The Compensation Committee recognizes the current need to preserve cash, and will seek to attract and retain executives and employees by using stock option grants. In fiscal 1999, the Compensation Committee expects that option grants will be awarded in larger amounts to the Company's executives and employees.

    For fiscal 1998, the Committee has reviewed the implications of Section 162(m) of the Internal Revenue Code and the proposed regulations thereunder.
Section 162(m) disallows for federal tax purposes the deductibility of compensation to any Named Executive Officer to the extent compensation to the executive exceeds $1 million in a year. With the exception of Mr. Ellertson, the Compensation Committee believes that the Company's compensation for each executive in the foreseeable future would not exceed this limitation. In Mr. Ellertson's case, the Committee reviewed the possible adverse tax consequences, but determined that the benefits of hiring Mr. Ellertson far outweighed the tax consequences. It has no present intention of formally qualifying any compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code, but may consider doing so in the future when the proposed regulations become final if it appears that the limitations are likely to be exceeded.

                            COMPENSATION COMMITTEE:
                     Frederick B. Bamber and Rory J. Cowan

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly change in the Company's cumulative total stockholder return with the cumulative total return of a broad market index (NASDAQ Stock Market Index for U.S. and Foreign Companies) and a published industry index (NASDAQ Computer and Data Processing Services Stocks) for the last five fiscal years. The performance graph assumes the investment of $100 on March 31, 1993. The lines represent monthly index levels derived from the changes in the daily market capitalization, which are calculated based on daily closing stock prices, quarterly shares outstanding and quarterly dividend reinvestments. The broad market index and industry index are weighted on the basis of market capitalization.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           NASDAQ STOCK MARKET         NASDAQ COMPUTER AND

              Interleaf,                                Data Processing Services
                    Inc.        (U.S. & Foreign)                          Stocks
3/31/93             $100                    $100                            $100
3/31/94              $72                    $108                            $102
3/31/95              $52                    $120                            $138
3/31/96              $95                    $163                            $196
3/31/97              $17                    $181                            $214
3/31/98              $37                    $275                            $374

                                                                                                     FISCAL YEAR END
                                                                                                 ------------------------
                                                                         3/31/93      3/31/94      3/31/95      3/31/96
                                                                       -----------  -----------  -----------  -----------
Interleaf, Inc.......................................................         100           72           52           95
NASDAQ Stock Market (U.S. & Foreign).................................         100          108          120          163
NASDAQ Computer and Data Processing Services Stocks..................         100          102          138          196


                                                                         3/31/97      3/31/98
                                                                       -----------  -----------
Interleaf, Inc.......................................................          17           37
NASDAQ Stock Market (U.S. & Foreign).................................         181          275
NASDAQ Computer and Data Processing Services Stocks..................         214          374

                                 PROPOSAL NO. 2

            APPROVAL OF AMENDMENT TO 1993 DIRECTOR STOCK OPTION PLAN

    On December 26, 1997, the Company's Board of Directors adopted a proposal to amend the 1993 Director Stock Option Plan (the "Director Plan") in certain respects, subject to stockholder ratification. The amendments (a) increased the number of shares available for grant under the Director Plan, (b) increased the number of shares automatically granted to new directors, (c) increased the number of shares automatically granted to each director annually, (d) made a one time grant of 15,000 shares to each non-employee director as of December 26, 1997, and (e) made certain more technical amendments. For the reasons discussed below, the Board of Directors determined that these amendments were appropriate and in the Company's best interests.

DESCRIPTION OF DIRECTOR PLAN

    The Director Plan was adopted by the Board of Directors on September 8, 1993 and approved by stockholders in August 1994.

    Under the Director Plan, prior to its December 1997 amendment, each nonemployee director of the Company was granted a non-qualified option to purchase 5,000 shares of Common Stock on September 9, 1993 at an exercise price of $6.65 per share (the average last reported sale price per share during the period of September 9, 1993 through September 30, 1993). Those options became exercisable in full on August 4, 1994. The Director Plan further provides that each person who becomes a nonemployee director of the Company will be granted, as of the date of his or her election as a director, a non-qualified option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. Each option becomes exercisable one year after the date of grant. In addition, the Director Plan provides that each nonemployee director is automatically granted a non-qualified option to purchase 5,000 shares of Common Stock on April 1 of each year (the "April Renewal Options"), at the fair market value of the stock on that date. Those options become fully exercisable one year after the date of grant.

REASONS FOR AMENDMENT

    In December 1997, the Board of Directors reviewed the Director Plan and noted several deficiencies. First, the Board noted a trend among software and high technology companies towards equity compensation for board members, and away from cash compensation. Consistent with that trend, as of December 1, 1997 the Board voted to reduce the amount of cash compensation to be paid to the Company's directors. Second, the Board noted that, due to the continued decline in the market price of the Company's Common Stock, the stock options previously granted under the Director Plan had no value, since the exercise price of the options was substantially in excess of the then market price. Third, the Board noted that as of the end of December 1997, there were not sufficient shares available to cover the April Renewal Options due to be automatically granted on April 1, 1998 (the "1998 Renewal Options"). Finally, the directors recognized that the number of options granted to date was insufficient to compensate the current directors for their expected future efforts, particularly in view of their reduced cash compensation and the low stock price.

    The Board of Directors also recognized certain technical difficulties with the Director Plan. First, the Board noted that if the 1998 Renewal Options were granted on schedule, it would potentially cause an accounting compensation charge to the Company if the stock price increased between the April 1, 1998 grant date and the August 1998 date of stockholder approval of an increase in the Director Plan limits. In response to this issue, (i) the Board of Directors amended the Director Plan to delay the grant of the 1998 Renewal Options until after stockholder approval of an increase in the number of shares under the Director Plan was obtained at the Annual Meeting, and (ii) each director holding options with an exercise price in excess of $6.00 per share voluntarily agreed to cancel those options. Second, the Board recognized that in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 as in effect at the time the Director Plan was originally adopted, the Director Plan requires stockholder approval of certain types of amendments. However, Rule 16b-3 was amended in 1996 to eliminate the requirement for a stockholder vote to adopt or amend such a plan, and the Board determined that it would be appropriate to amend the Director Plan to reflect Rule 16b-3 as it currently exists or may be amended in the future.

AMENDMENTS TO DIRECTOR PLAN

    In order to continue to attract and retain qualified persons to serve on the Company's Board of Directors, the Board believes that the Company needs to provide adequate and appropriate compensation, in the form of both cash and stock options. In light of the perceived shortcomings with the Director Plan described above, on December 26, 1997, the Board of Directors amended the Director Plan, subject to stockholder approval, as follows:

1. To increase the number of shares authorized for issuance under the Director Plan from 150,000 shares to 325,000 shares, allowing for the issuance of an additional 175,000 shares of Common Stock.

2. To increase the number of options to purchase shares automatically granted to new nonemployee directors from options to purchase 5,000 shares to options to purchase 25,000 shares, and to increase the number of April Renewal Options to each director who has served on the Board for at least one year from options to purchase 5,000 shares to options to purchase 7,500 shares. Each option will vest in full on the later of one year after the day of grant or the last day of his or her current term of office as a director.

3. To provide that the 1998 Renewal Options to purchase 7,500 shares of Common Stock which would otherwise be automatically granted to directors on April 1, 1998 be granted on the first trading day following the Annual Meeting, with full vesting on March 31, 1999, and permit the Board of Directors to adjust the number of shares subject to the 1998 Renewal Options as the Board may deem reasonable to offset any reduction in value of the options as actually granted due to the delay in issuance of the 1998 Renewal Options.

4. To provide that each nonemployee director on December 26, 1997 be granted an option to purchase 15,000 shares of Common Stock, which shall vest in full one year from the date of grant.

5. To provide that no option granted to any director shall vest or be exercisable in whole or in part until at least six months from the date of grant.

6. To provide that the Board of Directors may from time to time amend or modify the Director Plan in any respect, except that any amendment which, under applicable laws and regulations (including without limitation Rule 16b-3), requires stockholder approval shall not become effective until such approval is obtained.

    In all cases, the options will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

OPTIONS GRANTED UNDER DIRECTOR PLAN

    The following table summarizes the stock options granted to and held by each current member of the Board of Directors under the Director Plan and under a predecessor 1989 plan which are currently exercisable or which become exercisable within 60 days after June 29, 1998:

                                                  GRANT     NO. OF     EXERCISE
DIRECTOR *                                        DATE      SHARES       PRICE     SHARES VESTED
----------------------------------------------  ---------  ---------  -----------  -------------
DAVID A. BOUCHER..............................     4/1/97      5,000   $    1.56         5,000
                                                 12/26/97     15,000        3.35             0
                                                           ---------                    ------
                                         TOTAL                20,000                     5,000

FREDERICK B. BAMBER...........................    3/20/89     12,000        8.38        12,000
                                                   3/2/92      3,000        8.75         3,000
                                                   4/1/95      5,000        4.87         5,000
                                                   4/1/97      5,000        1.56         5,000
                                                 12/26/97     15,000        3.35             0
                                                           ---------                    ------
                                         TOTAL                40,000                    25,000

GEORGE D. POTTER, JR..........................     4/1/95      5,000        4.87         5,000
                                                   4/1/97      5,000        1.56         5,000
                                                 12/26/97     15,000        3.35             0
                                                           ---------                    ------
                                         TOTAL                25,000                    10,000

MARCIA J. HOOPER..............................    1/24/97      5,000        2.36         5,000
                                                   4/1/97      5,000        1.56         5,000
                                                 12/26/97     15,000        3.35             0
                                                           ---------                    ------
                                         TOTAL                25,000                    10,000

RORY J. COWAN.................................     4/1/97      5,000        1.56         5,000
                                                   8/6/97      5,000        4.25         5,000
                                                 12/26/97     15,000        3.35             0
                                                           ---------                    ------
                                         TOTAL                25,000                    10,000

JOHN A. LOPIANO...............................    2/19/98     25,000        3.20             0
                                                           ---------                    ------
                                         TOTAL                25,000                         0

TOTAL FOR ALL DIRECTORS.......................               160,000                    60,000

------------------------

* Does not include options to purchase 35,000 shares which were voluntarily canceled by Messrs. Boucher (5,000 shares), Bamber (15,000 shares) and Potter (15,000 shares) on February 12, 1998.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

         APPROVAL OF INTERLEAF, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    As of June 15, 1998, the Board of Directors of the Company adopted, subject to stockholder approval, a new 1998 Employee Stock Purchase Plan (the "1998 Stock Plan"). The 1998 Stock Plan will provide eligible employees with an opportunity to purchase shares of the Company's Common Stock at a discount from market price through regular payroll deductions.

    At the present time, all of the Company's employees are eligible to participate in the Company's 1987 Employee Stock Purchase Plan (the "1987 Plan"), which is due to expire in November, 1998. The Board of Directors believes that the 1987 Plan provided a valuable incentive and employee benefit for the Company's employees, because it encouraged investment in the Company's Common Stock and enabled employees to purchase the Company's Common Stock at a discount from the market price and without incurring brokerage costs. The Board of Directors determined that it would be in the best interests of the Company for the Company to continue to offer a similar benefit and incentive and, therefore has adopted the 1998 Stock Plan, subject to stockholder approval at the Annual Meeting.

    The 1998 Stock Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The following description of the 1998 Stock Plan is qualified in its entirety by reference to the text of the 1998 Stock Plan which is attached as Exhibit A to this Proxy Statement.

DESCRIPTION OF THE 1998 STOCK PLAN

    The 1998 Stock Plan will provide an opportunity for employees of the Company and certain subsidiaries to become stockholders of the Company through the purchase of its Common Stock at a discount from the market price and without incurring brokerage costs.

    STOCK AVAILABLE UNDER THE PLAN

    The number of shares reserved for issuance under the 1998 Stock Plan is 2,500,000 shares of Common Stock. The 1998 Stock Plan is divided into ten separate six month offering periods described below (each an "Offering Period"), and the maximum number of shares of Common Stock available for issuance in any single Offering Period is 250,000 shares. (The number of shares which may be issued under the 1998 Stock Plan and in any Offering Period is subject to adjustment for reorganization, recapitalization, merger, consolidation, reclassification, stock dividend, stock split, reverse stock split or combination of shares.)

    OFFERING PERIODS

    The ten Offering Periods commence on the first business day of each November and May, commencing November 2, 1998, and end on the last business day of each sixth month thereafter (April and October, respectively). On the first day of each Offering Period (the "Offering Date"), the Company will grant to each participant in the 1998 Stock Plan an option to purchase on the last day of the Offering Period (the "Exercise Date") the number of full shares of Common Stock of the Company which the participant's payroll deductions during the Offering Period will purchase at the option price described below, subject to certain limitations. The option exercise price will be the lesser of (i) 85% of the fair market value of the Common Stock on the Offering Date, or (ii) 85% of the fair market value of the Common Stock on the Exercise Date.

    ELIGIBILITY

    Each person who is an employee of the Company or a subsidiary on the applicable Offering Date is eligible to participate, including each of the executive officers of the Company. In order to be considered an "employee" for the purpose of becoming a participant in the 1998 Stock Plan, a person must be customarily employed by the Company or a participating subsidiary for more than 20 hours per week and for more than five months in a calendar year.

    PAYROLL DEDUCTIONS

    Each participant in the 1998 Stock Plan may elect on the Offering Date to have deductions made from his or her compensation at the rate of between l% and 10% of total compensation, in increments of 1%. Participants may not invest more than $5,000 in any six month Offering Period and no employee may purchase stock under all employee stock purchase plans of the Company having a fair market value of more than $25,000 for any calendar year. Participants may change their rate of deduction, or withdraw from the 1998 Stock Plan at any time prior to the end of an Offering Period. Upon withdrawal, withheld compensation will be refunded with interest. An eligible employee who has withdrawn may participate in any subsequent Offering Period.

    If the number of shares purchasable with participant withholdings exceeds the 250,000 share maximum for any Offering Period, the shares available will be allocated among participants on a basis determined by the Compensation Committee to be practicable and equitable.

    TERMINATION

    The termination of a participant's employment with the Company or any participating subsidiary for any reason, including retirement but excluding death or disability, will be treated in the same manner as if the participant had withdrawn from the 1998 Stock Plan. All funds withheld will be returned to the participant with interest.

    If a participant becomes disabled or dies, the participant or his or her beneficiary will have the right to elect either (i) to withdraw all of the funds withheld to date or (ii) exercise the participant's option and on the Exercise Date purchase such number of shares of Common Stock as the withheld funds at the date of disability or death will purchase at the applicable option exercise price.

    OTHER

    The shares of Common Stock to be issued under the 1998 Stock Plan may be from authorized but unissued shares, treasury shares or any other proper source. Shares of Common Stock may be purchased in the participant's name alone, or jointly with one other person with rights of survivorship. Participants may not transfer or assign any of their rights under the 1998 Stock Plan. Participants in the 1998 Stock Plan will have no rights as stockholders with respect to any shares until the day on which shares of Common Stock are actually purchased and issued. All amounts withheld by the Company under the 1998 Stock Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

    ADMINISTRATION

    The 1998 Stock Plan is administered by the Compensation Committee. Subject to conditions set forth in the 1998 Stock Plan and the Code, the Compensation Committee acts as manager of the 1998 Stock Plan and is authorized to make rules governing the operation of the 1998 Stock Plan, to interpret the provisions of the 1998 Stock Plan and to select the participants. Such rules may include, without limitation, restrictions on the frequency of changes in withholding levels.

    FEDERAL INCOME TAX CONSEQUENCES

    Under an "employee stock purchase plan," qualified under Section 423 of the Code, an employee does not have to pay any federal income tax when he or she joins the plan or when he or she receives the stock. The employee is, however, required to pay federal income taxes on the difference, if any, between the price at which he or she sells the stock purchased under the plan and the price which he or she paid for it.

    If an employee who purchases shares under the 1998 Stock Plan has owned the shares for more than one year and disposes of them at least two years after the applicable Offering Date, he or she will be taxed as follows: If the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the 1998 Stock Plan, the employee will incur a long--term capital loss in the amount equal to the price paid over the sale price. If the sale price is higher than the actual price paid under the 1998 Stock Plan, the employee will have to recognize ordinary income in an amount equal to the lesser of (a) the market price of the shares on the applicable Offering Date over the price paid or (b) the excess of the sale price over the price paid. Further gain, if any, is treated as a long--term capital gain.

    If the employee sells the shares before he or she has owned them for more than one year or before the expiration of a two--year period commencing on the Offering Date, the employee will have to recognize ordinary income equal to the difference between the actual purchase price and the market price of the shares on the Exercise Date, and the Company will receive a tax deduction for the same amount. The employee will recognize a capital gain or loss (long or short term, depending upon the period he or she had owned the shares) for the difference between the actual sale price and the fair market value on the date of purchase.

    The amount which that participant elects to have deducted from base pay for the purchase of shares under the 1998 Stock Plan constitutes compensation and will be included in the participant's gross income for federal income tax purposes. When interest is paid on monies returned under the Stock Plan, that interest will be treated as compensation and included in the participant's gross income for federal income tax purposes, and the Company will be entitled to a corresponding deduction.

    The foregoing summary is general and does not apply to dispositions other than sales (such as gifts) that may occur, and does not constitute tax advice to any Company employee or other person.

    The Company believes that the 1998 Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

    ACCOUNTING ISSUES

    The Financial Accounting Standards Board ("FASB") has announced that it is considering whether or not companies with Section 423-type employee stock purchase plans may be required to make a charge to earnings for financial reporting purposes if the stock is purchasable at 85% of the lower of the stock price on the first and last date of the option period. The Board of Directors may determine to modify or terminate the 1998 Stock Plan depending upon any standard ultimately adopted by the FASB.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

                                 PROPOSAL NO. 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP has served as the Company's independent auditors since 1981, and served in such capacity for the 1998 fiscal year.

    At the end of fiscal 1998, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the selection of the firm of PricewaterhouseCoopers L.L.P. as the Company's independent auditors for the 1999 fiscal year, effective July 1, 1998. Accordingly, PricewaterhouseCoopers, L.L.P. was appointed as the Company's independent auditors for the 1999 fiscal year.

    Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers, L.L.P. is not required by law, the Board of Directors believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of PricewaterhouseCoopers L.L.P.

    The change from Ernst & Young LLP to PricewaterhouseCoopers, L.L.P. was not due to any dispute between the Company and Ernst & Young LLP. The reports of Ernst & Young LLP on the consolidated financial statements of the Company at March 31, 1997 and March 31, 1998, and for the three years ended March 31, 1998 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with Ernst & Young's audits of the Company for the two most recent fiscal years and through June 30, 1998, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years. See the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 1998.

    Representatives of Ernst & Young LLP and PricewaterhouseCoopers L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

                                 OTHER MATTERS

VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy, and entitled to vote at the Annual Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Annual Meeting) will be tabulated by the inspector of elections appointed by the Company. BankBoston, N.A. ("BankBoston") was appointed inspector for the Annual Meeting and will determine whether or not a quorum is present for a particular matter. A quorum being present, a plurality of votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon is required for the election of the one Class II Director. The affirmative vote of shares holding a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Nos. 2, 3 and 4.

    Abstentions will be treated as shares that are present and entitled to vote, but will not count as votes in favor of any matter. Accordingly, an abstention from voting on Proposal Nos. 2, 3 or 4 has the same legal effect as a vote "against" the matter, even though the stockholder abstaining may intend a different interpretation. Shares held of record by brokers who do not return a signed and dated proxy will not be considered present at the meeting, will not be counted towards a quorum and will not be voted on Proposal Nos. 2 and 3. Shares held of record by brokers who return a signed and dated proxy but who do not vote on either of Proposal Nos. 2 and 3 will count towards the quorum, but will count neither for nor against the Proposal not voted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc., and to furnish the Company with copies of such forms.

    Based solely on the Company's review of the copies of the forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 with respect to the Company's most recent fiscal year, the Company believes that all of its current executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended March 31, 1998.

STOCKHOLDER PROPOSALS

    Proposals which stockholders intend to present at the Company's 1999 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal office in Waltham, Massachusetts, no later than March 30, 1999 for inclusion in the proxy statement for that meeting. If a proponent fails to notify the Company by June 13, 1999 of a non-Rule 14a-8 shareholder proposal which it intends to submit at the Company's 1999 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

OTHER PROPOSED ACTION

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other business should properly be presented to the Annual Meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT AND FORM 10-K

    ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 1998 AND COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS, INTERLEAF, INC., 62 FOURTH AVENUE, WALTHAM, MASSACHUSETTS 02451.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                                INTERLEAF, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

    The purpose of the Interleaf, Inc. 1998 Employee Stock Purchase Plan ("the Plan") is to provide eligible employees of Interleaf, Inc. (the "Company") and its Subsidiaries (as defined in Section 11) with opportunities to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"). The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.

    1. ADMINISTRATION. The Plan will be administered by the Company's full Board of Directors (the "Board") or by a committee appointed by the Board for such purpose (the full Board of Directors in so administering the Plan or any committee so appointed is hereafter referred to as the "Committee"). The Committee has authority to make rules and regulations for the administration of the Plan (including regulations applicable to a particular individual participant, group of participants or situation), and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder. The Committee may delegate its authority to the Company's President with respect to deadlines and administrative matters.

    2. OFFERINGS. The Company will make ten (10) successive six month offerings to eligible employees to purchase Common Stock under the Plan ( each an "Offering"). Offerings will begin on the first business day occurring on or after each November 1 and May 1 and will end on the last business day of the sixth month thereafter (the following April 30 and October 31, respectively). The first Offering will begin on November 2, 1998, and the final Offering shall end on October 31, 2003. An aggregate of Two Million, Five Hundred Thousand (2,500,000) shares have been authorized for issuance pursuant to the Plan. The maximum number of shares which may be issued in each Offering is Two Hundred Fifty Thousand (250,000) shares. If in any Offering period less than 250,000 shares are issued, those unissued shares shall not be available for issuance in any subsequent Offering and shall cease to be reserved for issuance under the Plan.

    3. ELIGIBILITY. All employees of the Company (including employees who are also directors of the Company) and all employees of each Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the "Offering Date") the employee is customarily employed by the Company or a Subsidiary for more than twenty (20) hours a week.

    4. PARTICIPATION. An employee eligible on any Offering Date may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least ten (10) business days before the Offering Date (or by such other deadline as shall be established or approved by the Committee for that Offering). The form will (a) state the amount to be deducted from his or her Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock for him or her in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for him or her are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived his or her right to participate. Unless an employee files a new enrollment form or withdraws from the Plan, his or her deductions and purchases will continue at the same amount of Compensation for future Offerings, provided s/he remains eligible.

Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

    5. EMPLOYEE CONTRIBUTIONS. Each eligible employee may authorize payroll deductions at a rate of between one percent (1%) and ten percent (10%), in increments of exactly 1%, of his or her Compensation for each pay period, provided that the total amount withheld by any employee during any Offering shall not exceed $5,000 (or such greater amount as may be determined from time to time by the Committee). The Company will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. Except as specifically provided in this Plan, no interest will accrue or be paid on Compensation withheld.

    6. DEDUCTION CHANGES. An employee may increase or decrease his or her Compensation withholding at any time during any Offering, by giving notice in accordance with such administrative procedures and notice period requirements as the Committee may establish or approve. An employee may increase or decrease his or her Compensation withholding with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least ten (10) business days before the next Offering Date (or by such other deadline as shall be established or approved by the Committee for the Offering).

    7. WITHDRAWAL. An employee may withdraw from participation in the Plan at any time by delivering a written notice of withdrawal to his or her appropriate payroll location. The employee's withdrawal will be effective as of the next business day. Following an employee's withdrawal, the Company will promptly refund to him his or her entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of that Offering, but may enroll in a subsequent Offering in accordance with Section 4.

    8. GRANT OF OPTIONS. On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price hereinafter provided for, such number of whole shares of Common Stock reserved for the purposes of the Plan as does not exceed twice (A) the lesser of
(i) $5,000, or (ii) ten percent (10%) of such employee's projected Compensation for the period of the Offering, divided by (B) eighty five percent (85%) of the Fair Market Value of the Common Stock (as defined in Section 11) on the Offering Date. The purchase price for each share purchased under such Option (the "Option Price") will be the Fair Market Value of the Common Stock on the Offering Date or on the Exercise Date, whichever is less, times 85%.

    Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

    9. EXERCISE OF OPTION AND PURCHASE OF SHARES. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any balance remaining in an employee's account at the end of an Offering will be refunded to the employee promptly, together with ninety days' interest on the amount of such balance at the short term applicable federal rate in effect at the Offering Date, or such other rate of interest as the Committee may establish or approve (the "Interest Rate") for the Offering Period then ended.

    10. ISSUANCE OF CERTIFICATES. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, or in the name of the employee and another person of legal age as joint tenants with rights of survivorship, and such certificates will be delivered a soon a practicable under the circumstances.

    11. DEFINITIONS. The term "Compensation" means the amount of base pay, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, including commissions, overtime, cash incentive and cash bonus awards which are actually paid during the Offering Period, but excluding allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

    The term "Fair Market Value of the Common Stock" means (i) if the Common Stock is admitted to trading on a national securities exchange or the Nasdaq National Market on the date the Option is granted, not less than the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported, or (ii) if the Common Stock is not admitted to trading on any exchange or the Nasdaq National Market, but is admitted to quotation on the National SmallCap Market or is quoted on the over the counter market on the date the Option is granted, then not less than the average of the highest bid and lowest asked prices of the Common Stock on the Nasdaq SmallCap Market or the over the counter market reported for such date, or if in either case the applicable market is not open for trading on that date, then on the last date preceding on which the applicable market was open. In each case, Fair Market Value shall be determined by the Committee in good faith.

    The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

    12. RIGHTS ON RETIREMENT, DEATH, OR OTHER TERMINATION OF EMPLOYMENT. If a participating employee's employment terminates for any reason before the Exercise Date for any Offering, no further payroll deduction will be taken from any pay due and owing to the employee after that date and the balance in his account will be paid to him or her, or in the case of his or her death to his or her designated beneficiary, as if he or she had withdrawn from the Plan under
Section 7. An employee will be deemed to have terminated employment for this purpose if the corporation that employs him or her, having been a Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Subsidiary.

    13. OPTIONEES NOT STOCKHOLDERS. Neither the granting of an Option to an employee nor the deduction of amounts from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him.

    14. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

    15. APPLICATION OF FUNDS. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

    16. ADJUSTMENT IN CASE OF CHANGES AFFECTING COMMON STOCK. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event.

    17. AMENDMENT OF THE PLAN. The Board of Directors may at any time, and from time to time, amend the Plan in any respect, except to the extent that any amendment requires stockholder approval: (a) under Section 423 of the Code because (i) it increases the number of shares approved for issuance under the Plan, (ii) it changes the designation of the corporations or class of corporations whose employees are eligible to receive Options under the Plan, or
(iii) otherwise; or (b) in order to be eligible for exemption under any rule under Section 16 of the Securities Exchange Act of 1934; then in either case such amendment shall be subject to stockholder approval within the time period and in the manner required by such law or regulation.

    18. INSUFFICIENT SHARES. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date exceeds the maximum number of shares permitted to be issued in that Offering, the shares then available shall be apportioned among participants in proportion to the amount of withheld Compensation accumulated on behalf of each participant as of the Exercise Date that would otherwise be used to purchase Common Stock on such Exercise Date. Any Compensation withheld from a participant which is not applied to the purchase of Common Stock shall be refunded, together with ninety days' interest at the Interest Rate.

    19. TERMINATION OF THE PLAN. The Plan may be terminated at any time by the Board of Directors. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded, together with interest at the Interest Rate for a number of days equal to one-half the number of days during the Option period during which amounts were withheld.

    20. GOVERNMENTAL REGULATIONS. The Company's obligation to sell and deliver Common Stock under the Plan is subject to listing of such shares on the principal public trading market on which the Company's Common Stock is then listed and to obtaining of all governmental approvals required in connection with the authorization, issuance, or sale of such stock. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

    21. ISSUANCE OF SHARES. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

    22. TAX WITHHOLDING. Participation in the Plan is subject to any required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

    23. NOTIFICATION UPON SALE OF SHARES. Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

    24. EFFECTIVE DATE AND APPROVAL OF STOCKHOLDERS. The Plan shall take effect on November 1, 1998, subject to approval by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, which approval must occur within twelve (12) months before or after the adoption of the Plan by the Board.

                                 DETACH HERE
-------------------------------------------------------------------------------

                                    PROXY

                               INTERLEAF, INC.

   Proxy for the Annual Meeting of Shareholders to be held August 24, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Jaime W. Ellertson and Peter J. Rice and Craig Newfield, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Interleaf, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Interleaf, Inc., 62 Fourth Avenue, Waltham, Massachusetts on Monday, August 24, 1998 at 10:00 a.m., local time, and at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

                                 DETACH HERE
-------------------------------------------------------------------------------

/x/  Please Mark votes as in this example.


1. To elect the following nominee as Class II Director (must be marked below):

   NOMINEE: Jaime W. Ellertson

   FOR   WITHHOLD
   / /     / /

   Mark here if you plan to attend the meeting.   / /
   Mark here for address change and note below.   / /

2. To approve amendments to the Company's 1993          FOR  AGAINST  ABSTAIN
   Director Stock Option Plan, as adopted by the        / /    / /      / /
   Board of Directors on June 15, 1998.

3. To adopt the Interleaf, Inc. 1998 Employee           FOR  AGAINST  ABSTAIN
   Stock Purchase Plan, as approved by the Board        / /    / /      / /
   of Directors on June 15, 1998.

4. To ratify the appointment of Pricewaterhouse-        FOR  AGAINST  ABSTAIN
   Coopers L.L.P. as the Company's independent          / /    / /      / /
   auditors for the 1999 fiscal year.

   At their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


Signature                                       Date
         ------------------------------------       -------------------

Signature                                       Date
         ------------------------------------       -------------------